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
               EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE

                                           QUARTER  ENDED             THREE QUARTERS ENDED
                                     --------------------------    --------------------------
                                      March 31,       March 26,      March 31,     March 26,
                                        1994            1993           1994          1993
                                     ----------      ----------     ----------    ----------
                                              (In millions except per share amounts)
Primary:

  Average shares outstanding             39.8             39.5          39.8          39.4
                                        =====            =====         =====         =====

  Income before cumulative effect of
   change in accounting principle      $ 33.0           $ 27.5        $ 87.7        $ 73.6
  Cumulative effect of change in
   accounting principle                     -                -         (10.1)            -
                                       ------           ------        ------        ------
  Net income                           $ 33.0           $ 27.5        $ 77.6        $ 73.6
                                       ======           ======        ======        ======

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.83             $.70         $2.20         $1.87
   Cumulative effect of change in
    accounting principle                    -                -          (.25)            -
                                         ----             ----         -----         -----
     Total                               $.83             $.70         $1.95         $1.87
                                         ====             ====         =====         =====

Fully diluted:
  Total primary average shares
    outstanding                          39.8             39.5          39.8          39.4

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                .2               .2            .2            .2
                                        -----            -----         -----         -----

  Average fully diluted shares
    outstanding                          40.0             39.7          40.0          39.6
                                        =====            =====         =====         =====

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.83             $.69         $2.19         $1.86
   Cumulative effect of change in
    accounting principle                    -                -          (.25)            -
                                         ----             ----         -----         -----
     Total                               $.83             $.69         $1.94         $1.86
                                         ====             ====         =====         =====
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